As filed with the Securities and Exchange Commission on [-----], 2010

Registration No. 333-154866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A

AMENDMENT NUMBER 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYDROGEN MOTORS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	1311	300489767
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dmitry Shvenderman
Chief Executive Officer
3600 Twilight Court Oakton, VA 22124
Telephone: (703) 407-9802
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

Copies of communications to:

JILL ARLENE ROBBINS, Esq. 525 93 STREET SURFSIDE, FLORIDA 33154 TELEPHONE NO.: (305) 531-1174 FACSIMILE NO.: (305) 531-1274

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

Large Accelerated Filer.  [ ]                               Accelerated Filer.  [ ]                                         Non-Accelerated Filer.  [ ]                                         Smaller reporting Company.  [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)

Common Stock (1)	643,000	.50	$321,500	$18.00

Total:	643,000			$18.00	(2)

(1)

Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act. No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.50.

(2)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED [-----], 2010

PROSPECTUS

HYDROGEN MOTORS, INC
643,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Please refer to "Selling Stockholders" beginning on page 3.

Our common stock is presently not traded on any market or securities exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.   Alll costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _________ ____ , 2010

TABLE OF CONTENTS

1	<S-1/A4 Table of Contents>

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "we," "us," "our", " and the "company" and similar terms refer to Hydrogen Motors, Inc., and our subsidiaries collectively, while the term "Hydrogen Motors" refers to Hydrogen Motors, Inc. in its corporate capacity.

Our Company

Hydrogen Motors, Inc. is a Nevada-based corporation, founded in November 11, 2007. We are focused on developing а hydrogen generator as an onboard power source for vehicular engines.

The idea of creating an environmentally friendly car has been around for a long time. Currently in production are many electric and natural gas propelled vehicles. Until now however, the prospect of using hydrogen to power a car has been far fetched due to the problems associated with storing hydrogen and the cost of manufacturing it on a large scale.

We have developed a hydrogen generation process using environmentally benign raw materials that can take place right within the engine of the vehicle. Management believes that the addition of this onboard hydrogen generator should eliminate the need for hydrogen storage in the vehicle's engine, potentially making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

About Us

Our principal executive offices are located at 3600 Twilight Court, Oakton, VA 22124. Our telephone number is (703) 407-9802.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Management has not, as of the date herein, engaged a market maker to apply to enable our common stock to be quoted on the OTC Bulletin Board.

The Offering

This prospectus relates to the sale of up to 643,000 currently issued and outstanding shares of our common stock by the selling security holders, consisting of twenty-eight shareholders.

As of August 31, 2009, we had 5,293,000 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 12.2 % of the total common stock outstanding.

There currently is no trading market for our common stock. The Company has not applied for a listing on any exchanges including Pinksheets.com.  Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders" and "Plan of Distribution."

2	<S-1/A4 Table of Contents>

SUMMARY FINANCIAL DATA

The summary financial data as of August 31, 2009 are derived from our unaudited financial statements, which are included elsewhere in this prospectus. The audited condensed financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the audited periods. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

HYDROGEN MOTORS, INC.
SUMMARY OF STATEMENTS OF OPERATIONS

Period from Inception November 11, 2007 to August 31, 2009

REVENUE	$0

EXPENSES:
General and Administrative	35,278

TOTAL OPERATING EXPENSES	(35,278)

NET INCOME	(35,278)

3	<S-1/A4 Table of Contents>

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations.  You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock.  If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed.  In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

INDUSTRY RISK FACTORS

IF THE MARKETS FOR FUEL CELL SYSTEMS AND INDUSTRIAL ONBOARD HYDROGEN GENERATION DO NOT EXPAND AS WE ANTICIPATE, OR IF ALTERNATIVES TO OUR PRODUCTS ARE SUCCESSFUL, OUR BUSINESS WILL SUFFER.

A significant market may never develop for our products or may develop more slowly than we anticipate, resulting in our inability to generate sufficient revenue to attain profitability. Onboard power source for vehicular engines represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our onboard hydrogen generator for transportation. To date, the market for on-site hydrogen generation has generally been limited to large-scale steam methane reformers and we cannot assure you that a market will develop for our on-site industrial hydrogen generators. The development of a significant market for our products may be impacted by many factors, some of which are out of our control, including:

- environmental and other regulatory requirements;

- the emergence of newer, more competitive technologies and products;

- cost competitiveness of our systems with competing products;

- consumer reluctance to try our systems; and

- consumer perception of the safety and reliability of our products.

Due to these factors, we cannot anticipate with any degree of certainty what our revenues and profitability, if any, will be in future periods. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we fail to do so, the market price for our common stock could suffer.

THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND SUCH COMPETITION COULD AFFECT OUR RESULTS OF OPERATIONS, WHICH WOULD MAKE PROFITABILITY EVEN MORE DIFFICULT TO ACHIEVE AND SUSTAIN.

The power generation and alternative fuel industry is highly competitive and is marked by rapid technological growth. Other competitors and potential competitors include Honda, Toyota, Daimler Chrysler, BMW and Mazda. Many existing and potential competitors have greater financial resources, larger market share, and larger production and technology research capability, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. The governments of the United States, Canada, Japan and certain European countries have provided funding to promote the development and use of fuel cells. Tax incentives have also been initiated in Japan, and have been proposed in the United States and other countries, to stimulate the growth of the fuel cell market by reducing the cost of these fuel cell systems to consumers. Our business does not currently enjoy any such advantages and, for that reason, may be at a competitive disadvantage to the fuel cell industry.  If we fail to address competitive developments quickly and effectively, we will not be able to grow.

CHANGES IN GOVERNMENT POLICIES AND REGULATIONS COULD IMPAIR DEMAND FOR OUR PRODUCTS.

Government regulation of our systems at the federal, state or local level could increase our costs and, therefore, harm our business, prospects and financial condition. Our products and their installation are subject to state and local ordinances relating to building codes, safety, utility connections, environmental protection and related matters. At this time, we cannot anticipate which jurisdictions, if any, will impose regulations directed at our products or their use. We also do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our products. Onboard power systems cannot be operated without permits in many, if not all, of the markets in which we will be marketing and selling our products. The inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for our products. As we distribute our products to our early target markets, federal, state or local government entities or competitors may seek to impose regulations impacting us directly or indirectly. Further, our principal target markets for our hydrogen fuel processors for fuel cell systems are the stationary and transportation markets and our business will suffer if environmental policies change and no longer encourage the development and growth of these markets.

4	<S-1/A4 Table of Contents>

OUR PRODUCTS USE INHERENTLY DANGEROUS, FLAMMABLE FUELS THAT COULD SUBJECT OUR BUSINESS TO PRODUCT LIABILITY CLAIMS.

Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product.  Any accidents involving our systems or other hydrogen-based products could materially impede widespread market acceptance and demand for our products.

THE COMPANY DEPENDS ON ITS PATENT AND PROPRIETARY RIGHTS TO DEVELOP AND PROTECT TECHNOLOGIES AND PRODUCTS, WHICH RIGHTS MAY NOT OFFER SUFFICIENT PROTECTION FROM INFRINGEMENT BY THIRD PARTIES.

Patent for an invention "Method of producing hydrogen and device therefore" was received in Ukraine in 2005 and belongs to the authors. The intellectual property rights for this patent were transferred to Hydrogen Motors Inc in accordance with an "Intellectual Property Purchase Agreement".

Additionally, authors applied for an international patent application (#PCT/UA2004/000004) in 2004, but in 2008, the company decided to halt the process of obtaining an international patent due to the company's liquidity position. At this time, the invention is only protected by the Ukrainian patent.

Hydrogen Motors intends on filing new patent applications as required. Management believes that we do not need to obtain rights to patents held by others.

The Company's inability to protect its intellectual property through sufficient patent protection will adversely affect that Company's ability to survive and other companies may be able to develop substantially similar technologies in competition with the Company. If those other companies enter the marketplace with their own similar products, the value of the Company's patent will be substantially diminished.

The Company's success will depend on its ability to obtain and enforce protection under patent laws and other intellectual property laws for the technology that the Company intends to market and license, to develop and preserve the confidentiality of trade secrets and to operate without infringing the proprietary rights of third parties.

The Company cannot assure you that our technology will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Consequently, such breach could have a negative effect on our financial performance and results of operations.

UTILITY COMPANIES COULD PLACE BARRIERS ON OUR ENTRY INTO THE MARKET FOR RESIDENTIAL POWER, WHICH WOULD REDUCE DEMAND FOR OUR PRODUCTS.

If utility companies begin to charge fees to residential customers for using less electricity, using the grid for backup purposes only or disconnecting from the grid altogether, these fees could increase the cost to residential customers of using our onboard hydrogen generator or fuel cell systems that contain our hydrogen fuel generator, making them less cost-effective and less attractive to potential customers. Though these fees are currently charged only to industrial users, it is possible that, as the market for residential power generation develops, utility companies could charge similar fees to residential customers in the future.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT AND MANUFACTURING OPERATIONS.

Our business is subject to numerous laws and regulations that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

WE FACE RAPID TECHNOLOGICAL CHANGE IN OUR MARKETS THAT COULD MAKE OUR PRODUCTS LESS DESIRABLE.

Our product is one of a number of hydrogen generating systems being developed today. Technological advances in alternative hydrogen generating systems or fuels may render our existing proprietary technology and systems obsolete. Future advances in technology may not be beneficial to, or compatible with, our business. Further, we may not use new technologies effectively or adapt our proprietary technology and hydrogen-generating systems to user requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead-time. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

5	<S-1/A4 Table of Contents>

COMPANY RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE YOUR INVESTMENT DECISION.

We have a limited operating history on which you can evaluate our business and future prospects. We are in the early stage of development and our proposed operations are subject to the risks inherent in the growth of a new business enterprise, including the absence of any significant operating history. We began to develop a prototype units of our onboard hydrogen generation systems in 2000 and are now developing the commercial unit. We have not yet begun to manufacture either industrial hydrogen generators or fuel cells for the transportation market. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the development of new technology, and the competitive environment in which we operate. In light of the foregoing, it is difficult or impossible for us to predict future results and you should not rely on our historical results of operations as indications of future performance.

WE MAY NOT BE ABLE TO COMPLETE THE DEVELOPMENT OF THE NECESSARY TECHNOLOGY TO COMMERCIALIZE OUR PRODUCTS.

Our success will depend upon our products meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. Our product development efforts for onboard hydrogen generation systems may be subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Our proposed products and technologies may never be successfully developed on a mass commercial scale, and even if developed, they may not perform to commercially acceptable standards. We may experience delays in meeting our development milestones or delays in achieving performance goals relating to efficiency, cost-effectiveness, reliability and service arrangements set by us or our customers. Failure to develop our products for mass production or significant delays in the development of our products would have a material adverse effect on our relationship with potential customers, cause us to lose business and cause the market price of our common stock to decline.

IF WE FAIL TO KEEP UP WITH CHANGES AFFECTING OUR TECHNOLOGY AND THE MARKETS THAT WE WILL ULTIMATELY SERVE, WE WILL BECOME LESS COMPETITIVE AND FUTURE FINANCIAL PERFORMANCE WOULD BE ADVERSELY AFFECTED.

In order to remain competitive and serve our potential customers effectively, we must respond on a timely and cost-efficient basis to the need for new technology, as well as changes in technology, industry standards and procedures, and customer preferences. We need to continuously develop new technology, products, and services to address new technological developments. In some cases changes may be significant and the cost of implementation may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting our technology, products, and services may have a material and adverse effect on our operating results.

OUR LONG-TERM SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR INTELLECTUAL PROPERTY.

Our technologies are in the development stage. If we fail to complete the development and/or fail to commercialize our technologies, we will not be able to generate significant revenues from the sale of licenses or from sales of our technologies. There is a risk that development and testing will demonstrate that our anticipated technologies are not suitable for commercialization, because they are inefficient, or too costly to manufacture, or because third party competitors market a more effective or more cost-effective product.

If we or any of our potential collaboration partners are unable to successfully develop and commercialize our technologies, we will not have a sufficient source of revenue which will have a materially adverse effect on our operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY ADVERSE ECONOMIC DEVELOPMENTS IN THE POWER GENERATION INDUSTRY AND/OR THE ECONOMY IN GENERAL.

We depend on the perceived demand for the application of our technology and resulting products. Our products are focused on reducing CO2 emissions and upon the use of alternative fuels for industrial uses, such as ground support vehicles, and for the power generation business. Therefore, our business is susceptible to downturns in the airline industry and the genset (a machine used to generate electricity as defined in portion of the distributed power industry) and the economy in general. Any significant downturn in the market or in general economic conditions would likely hurt our business.

6	<S-1/A4 Table of Contents>

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON ACCEPTABLE TERMS OR AT ALL.

We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed or on commercially reasonable terms. Any inability to obtain additional financing when needed would have a material adverse effect on our ability to fund our research and development activities and on the development of our manufacturing capabilities, which could require us to delay our product development and commercialization schedule. Lack of adequate financing may force us to reduce our sales and marketing efforts or forego attractive business opportunities. If we raise additional funds through the issuance of equity or convertible debt securities, our stockholders ownership percentage will be reduced and they may experience significant dilution. In addition, to attract investment capital, we may be required to issue securities that contain rights, preferences or privileges that are senior to those of our common stock.

OUR ABILITY TO ENTER INTO SUCCESSFUL COLLABORATIONS CANNOT BE ASSURED.

A material component of our business strategy is to establish and maintain collaborative arrangements with third parties to co-develop our technologies and to commercialize products made using our technology. We also intend to establish collaborative relationships to obtain domestic or international sales, marketing and distribution capabilities.

The process of establishing collaborative relationships is difficult, time-consuming and involves significant uncertainty. Our partnering strategy entails many risks, including:
•	we may be unsuccessful in entering into or maintaining collaborative agreements for the co-development of our technologies or the commercialization of products incorporating our technology;
•	we may not be successful in applying our technology to or otherwise satisfying the needs of our collaborative partners;
•	our collaborators may not be successful in, or may not remain committed to, co-developing our technologies or commercializing products incorporating our technology;
•	our collaborators may seek to develop other proprietary alternatives;
•	our collaborators may not commit sufficient resources to incorporating our technology into their business;
•

our collaborators are not obligated to market or commercialize our technologies or products incorporating our technology, and they are not required to achieve any specific commercialization schedule; and

•	our collaborative agreements may be terminated by our partners on short notice.

Furthermore, even if we do establish collaborative relationships, it may be difficult for us to maintain or perform under such collaboration arrangements, as our funding resources may be limited or our collaborators may seek to renegotiate or terminate their relationships with us due to unsatisfactory field results, a change in business strategy, or other reasons. If we or any collaborator fails to fulfill any responsibilities in a timely manner, or at all, our research, development or commercialization efforts related to that collaboration could be delayed or terminated. It may also become necessary for us to assume responsibility for activities that would otherwise have been the responsibility of our collaborator. Further, if we are unable to establish and maintain collaborative relationships on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of funding.

7	<S-1/A4 Table of Contents>

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending August 31, 2010, furnish a report by our management on our internal control over financial reporting along with an auditors report. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines "significant deficiency" as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

8	<S-1/A4 Table of Contents>

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO PUBLIC (TRADING) MARKET FOR OUR COMMON STOCK AND THERE IS NO ASSURANCE THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE OR DEALERS' NETWORK; THEREFORE, OUR INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:
•	variations in our quarterly operating results;
•	changes in general economic conditions and in the pet healthcare industry;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;
•	loss of a major customer, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES. THE SECURITIES AND EXCHANGE COMMISSION HAS ADOPTED RULE 3A51-1 WHICH ESTABLISHES THE DEFINITION OF A "PENNY STOCK," FOR THE PURPOSES RELEVANT TO US, AS ANY EQUITY SECURITY THAT HAS A MARKET PRICE OF LESS THAN $5.00 PER SHARE OR WITH AN EXERCISE PRICE OF LESS THAN $5.00 PER SHARE, SUBJECT TO CERTAIN EXCEPTIONS. FOR ANY TRANSACTION INVOLVING A PENNY STOCK, UNLESS EXEMPT, RULE 15G-9 REQUIRE:
•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and
•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:
•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
•

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

9	<S-1/A4 Table of Contents>

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH COULD AFFECT OUR PROFITABILITY AND OPERATING RESULTS.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect to spend between $50,000 to $100,000 in legal and accounting expenses annually to comply with Sarbanes-Oxley. These costs could affect profitability and our results of operations.

10	<S-1/A4 Table of Contents>

OUR STOCKHOLDERS COULD BE DILUTED BY OUR FUTURE ISSUANCE OF CAPITAL STOCK AND DERIVATIVE SECURITIES.

As of August 31, 2009, we had 5,293,000 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and zero shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce our stockholder's proportionate ownership and voting power.

WE HAVE NOT AND DO NOT INTEND TO PAY ANY DIVIDENDS. AS A RESULT, YOU MAY ONLY BE ABLE TO OBTAIN A RETURN ON INVESTMENT IN OUR COMMON STOCK IF ITS VALUE INCREASES.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

THE SELLING STOCKHOLDERS MAY SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

The selling stockholders may sell in the public market up to 643,000 shares of common stock being registered in this offering.  That means that up to 643,000 shares may be sold pursuant to this registration statement.  Such sales may cause our stock price to decline.  The officers and directors of the Company and those shareholders who are significant shareholders as defined by the Commission will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

In many circumstances the issuance of convertible securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock.  This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used to grow the Company.  Such an event could place further downward pressure on the price of common stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market for our stock the price will decline.  It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop.  In some companies that have been subjected to short sales their stock price has dropped to near zero.  We cannot provide any assurances that this situation will not happen to us.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

11	<S-1/A4 Table of Contents>

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties.  Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders.  There will be no proceeds to us from the sale of shares of common stock in this offering.

12	<S-1/A4 Table of Contents>

SELLING STOCKHOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 5,293,000 shares of common stock outstanding as of August 31, 2009.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Percent of Common Stock Owned Prior to Offering (1)	Shares of Common Stock to Be Sold	Shares of Common Stock Owned After Offering	Percentage of Shares Owned Upon Completion

Vasiliy Ryabokon`	50,000	0.945%	50,000	0	0%
Rimma Madatova	45,000	0.850%	45,000	0	0%
Yuriy Kylik	45,000	0.850%	45,000	0	0%
Pavel Klimenko	45,000	0.850%	45,000	0	0%
Svetlana Klimenko	40,000	0.756%	40,000	0	0%
Vitaliy Orehov	40,000	0.756%	40,000	0	0%
Oksana Orehova	35,000	0.661%	35,000	0	0%
Larisa Orehova	35,000	0.661%	35,000	0	0%
Vladimir Blinov	30,000	0.567%	30,000	0	0%
Ekaterina Svetlova	30,000	0.567%	30,000	0	0%
Stanislav Sinyavskiy	30,000	0.567%	30,000	0	0%
Julia Sinyavskaya	25,000	0.472%	25,000	0	0%
Nikolay Ryabokon`	25,000	0.472%	25,000	0	0%
Nina Ryabokon`	25,000	0.472%	25,000	0	0%
Ruslan Ryabokon`	25,000	0.472%	25,000	0	0%
Oleg Ryabokon`	20,000	0.378%	20,000	0	0%
Lyubov Sannikova	15,000	0.283%	15,000	0	0%
Elena Yaroshenko	15,000	0.283%	15,000	0	0%
Lyudmila Yaroshenko	10,000	0.189%	10,000	0	0%
Zoya Gerasimyuk	10,000	0.189%	10,000	0	0%
Dmitriy Telyatnikov	10,000	0.189%	10,000	0	0%
Nataliya Telyatnikova	7,500	0.142%	7,500	0	0%
Mariya Ruban	7,500	0.142%	7,500	0	0%
Aleksey Ruban	6,000	0.113%	6,000	0	0%
Yaroslav Maydanyuk	5,000	0.094%	5,000	0	0%
Taras Maydanyuk	5,000	0.094%	5,000	0	0%
Lyubov Maydanyuk	3,500	0.066%	3,500	0	0%
Anna Ruban	3,500	0.066%	3,500	0	0%

(1) Applicable percentage of ownership is based on 5,293,000 shares as of August 31, 2009.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

13	<S-1/A4 Table of Contents>

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters' or brokers' fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	a distribution to a selling stockholder's partners, members or stockholders;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

14	<S-1/A4 Table of Contents>

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Management's Discussion and Analysis contains various "forward looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to "anticipates", "believes", "plans", "expects", "future" and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company's business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management's Discussion and Analysis of Results of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the financial statements included herein.

PLAN OF OPERATION

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing to execute our business plan.

The primary focus of our Company and management is the development and roadway testing of a prototype of our Vehicle Borne Hydrogen Generator. The Vehicle Borne Hydrogen Generator is currently an invention patented in the Ukraine. We intend on pursuing further patent application in the U.S. and other countries. Our ultimate objective is to license our Vehicle Borne Hydrogen Generator technology to car manufactures around the world and generate consistent royalty income for our shareholders.

15	<S-1/A4 Table of Contents>

We have entered into strategic relationships with several institutes to expand our research and development efforts. The Vehicle Borne Hydrogen Generator project shall be undertaken with four Ukrainian contractors (See Exhibits 10.3 through 10.6 accordingly):

RELATIONSHIP WITH INSTITUTE FOR MECHANICAL ENGINEERING PROBLEMS.

We have created a strategic alliance with the Institute for Mechanical Engineering Problems to obtain engineering support services, contract manufacturing and a technology sharing and development program with respect to the development of our Vehicle Borne Hydrogen Generator for exploration of electrochemical reactor material properties (see Exhibit 10.6).

RELATIONSHIP WITH DIVISION OF SCIENTIFIC RESEARCH OF POWER ENGINEERING INSTITUTE.

We have entered into a Cooperation Agreement with the Division of Scientific Research at the Power Engineering Institute with the purpose of developing modular units for the cell of an electrochemical reactor, and the exploration and optimization of charge-discharge cell characteristics (see Exhibit 10.5).

RELATIONSHIP WITH NATIONAL UNIVERSITY OF RAILWAY TRANSPORT.

We have entered into a Cooperation Agreement with the National University of Railway Transport for joint observation and joint participation in the technological project for the research, development, and modernization of experimental electrochemical reactors and the development of methods for waste utilization of the Vehicle Borne Hydrogen Generator (see Exhibit 10.4)

RELATIONSHIP WITH PROMPTTECH, LTD.

We have entered into a Cooperation Agreement with PromptTech, Ltd. with respect to the development of technology for electrochemical regeneration of the electrochemical reactor active mass (see Exhibit 10.3).

Activities on realization of the project were divided into 6 phases, and are expected to take up to thirty (30) months based on availability of financing and development of technology.

RESULTS OF OPERATIONS

Substantial positive and negative fluctuations can occur in our business due to a variety of factors, including variations in the economy, and the abilities to raise capital. As a result, net income and revenues in a particular period may not be representative of full year results and may vary significantly in this early stage of our operations. In addition results of operations, which may fluctuate in the future, may be materially affected by many factors of a national and international nature, including economic and market conditions, currency values, inflation, the availability of capital, the level of volatility of interest rates, the valuation of security positions and investments and legislative and regulatory developments. Our results of operations also may be materially affected by competitive factors and our ability to attract and retain highly skilled individuals.

Revenue for the year ended August 31, 2009 was $0. We are in a development stage. We were organized in November 11, 2007 and have not generated revenues to date.

For the year ended August 31, 2009, the Company has recorded a net loss of $31,978. We incurred operating expense of $31,978 and these expenses consisted of General and Administrative expenses $3,078 and Professional expenses $28,900.

For the period from November 11, 2007 to August 31, 2009, the Company has recorded a net loss of $35,278. We incurred operating expense of $35,278 and these expenses consisted of General and Administrative expenses $6,378 and Professional expenses $28,900.

Liquidity and Capital Resources

We believe the proceeds from private placements to generate sufficient cash in assisting with the operating needs of the Company.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our Vehicle Borne Hydrogen Generator Projects, for capital expenditures and general corporate expenses.

During the twelve months ended August 31, 2008, proceeds of approximately $29,895 were received from the sale of securities in connection with various private placements.

Prior to an Intellectual property purchase Agreement between the Company and inventors, the inventors spent the following:

16	<S-1/A4 Table of Contents>

Expenditures	$US

Making and laboratory tests of electrochemical cell prototype for Vehicle Borne Hydrogen Generator (VBHG)	3,000
Consultations with DNIPROPETROVS'K NATIONAL UNIVERSITY (DNU), division - Scientific Research Power Engineering Institute (SRPEI DNU) (Dnipropetrovs'k, Ukraine)	2,000
Consultations with Dnipropetrovs'k National University of Railway Transport (DNURT)	1,000
Participation in ICHMS Conference for searching of developers of advanced materials an technologies (Crimea, Ukraine)	1,200
Consultations with Institute of Mechanical Engineering Problem of National Academy of Sciences of Ukraine (IMEP NASU) (Dnipropetrovs'k, Ukraine)	2,500
Critical assessment and modernization of VBHG previous principle construction with PromptTech, Ltd (PT).	1,500
Calculation of parameters of new VBHG prototype. (SRPEI DNU)	3,000
Filing an international application for the invention "Method of hydrogen producing and device therefore". (PCT procedures)	8,000
Designing of modular unit of research cell (SRPEI DNU)	1,500
Development of cathode active material (PT)	1,000
Development of electrolyte chemical composition (DNURT)	2,000
Making and laboratory tests of modular unit of research cell (SRPEI DNU)	4,800

Total	31,500

Off-balance Sheet Arrangements

There are no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management's most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain.

RECENT ACCOUNTING PRONOUNCEMENTS

FASB ASC 815-10, Derivatives and Hedging (Prior authoritative literature: FASB SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, issued March 2008 ("SFAS 161"), an amendment of FASB Statement No. 133). FASB ASC 815-10 (SFAS 161) requires enhanced disclosures related to derivative and hedging activities and thereby seeks to improve the transparency of financial reporting. Under FASB ASC 815-10 (SFAS 161), entities are required to provide enhanced disclosure related to (i) how and why an entity uses derivative instruments (ii) how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS. 133"), and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. FASB ASC 815-10 (SFAS 161)must be applied prospectively to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133 for all financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. The adoption of FASB ASC 815-10 (SFAS 161) had no impact on the Company's condensed financial statements.

FASB ASC 105-10, Generally Accepted Accounting Principles (Prior authoritative literature: FASB SFAS No. 165, Subsequent Events ("SFAS 165"), issued May 28, 2009), which establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 105-10 (SFAS 165) is effective for interim or annual financial periods ending after June 15, 2009. The adoption of FASB ASC 105-10 (SFAS 165) did not have a material effect on the company's financial position or results of operations. The Company evaluates subsequent events through the date the accompanying financial statements were issued, which was November 16, 2009.

FASB ASC 105-10-65, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (Prior authoritative literature: FASB SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168"), issued June 2009), establishes the FASB Accounting Standards Codification (the "Codification") as the single source of authoritative nongovernmental U.S. GAAP. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of FASB ASC 105-10-65 (SFAS 168) did not have a material impact on the Company's consolidated financial statements.

17	<S-1/A4 Table of Contents>

Accounting Policies Subject to Estimation and Judgment

Management's Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended August 31, 2008.

DESCRIPTION OF BUSINESS

History

Hydrogen Motors, Inc. was founded in November 11, 2007 in Nevada - to focus on developing this exciting technology for use as an onboard power source for vehicular engines. We have invented a proprietary process of hydrogen generation using environmentally benign raw materials that can take place right within the engine of the vehicle. Management believes that the addition of this onboard hydrogen generator could eliminate the need for hydrogen storage in the vehicle's engine, potentially making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

The world is becoming more environmentally aware and so is the market. There is a great deal of interest in hydrogen-fueled engines, which are considered to be exceptionally environmentally friendly. These engines create no emissions other than water vapor, and no greenhouse gases are produced.

Management believes that the Hydrogen Motors, Inc. model of onboard hydrogen generation for propulsive power, as carried out by our patented process, will result in a procedure for generating hydrogen is both safe in operation because of the use of small portions of hydrogen (generated only upon demand). In our initial tests, we believe that the efficiency of energy production and usage is high, while the operating costs for the system are comparatively very small.

We intend to apply this technology to create opportunities in the area of transportation. In the first stages, of our development plan, the introduction of onboard hydrogen propulsion systems will be focused on small, common vehicles, such as automobiles. Over time and with market exposure, the technology could potentially be expanded to apply widely across the entire transportation industry, eventually encompassing overlooked units like recreational vehicles, watercraft, and aircraft.

Current Position and Business Objectives

Our Company, through two inventors, has completed extensive research in this area of development. We acquired rights to this invention in exchange for shares of our common stock. These efforts have resulted in the development of a completely unique, patented design for an onboard hydrogen generator. This generator has been meticulously adjusted to decrease the weight of the unit, and therefore the overall weight of the vehicle. Additionally, the ability to generate hydrogen within the vehicle's propulsion system itself eliminates the necessity of storage and significantly improves the safety of a hydrogen fuelled vehicle.

We believe that these two developments increase the potential of the hydrogen-fuelled engine so dramatically that the mass production of the vehicles becomes feasible and the marketability of the concept, and the product, may be developed into a viable opportunity in the near future.

The idea for our Company arose when Mr Shvenderman was contacted by Mr. Tarasov, with whom he had a pre-existing relationship, with an opportunity to assist in this venture.  It was determined that Mr. Shvenderman role was to manage the Company and help raise capital for the Company, while Mr. Tarasov role was to manage the team of developers and participate in research and development of a concept Vehicle-borne hydrogen producing rechargeable feeder for a hydrogen-propulsion automobile. As part of this agreement between the parties, the Intellectual Property Purchase Agreement was executed and attached hereto as Exhibit 10.2.

18	<S-1/A4 Table of Contents>

At the present time, we have created only the working sample of the engine, and have not applied the technology with an automobile.

The cost for the implementation of the business plan, to date, (apart from the expenditures listed above under "Expenditures") has been absorbed by the parties with whom we have established relationships, as follows:

RELATIONSHIP WITH INSTITUTE FOR MECHANICAL ENGINEERING PROBLEMS.

We have created a strategic alliance with the Institute for Mechanical Engineering Problems to obtain engineering support services, contract manufacturing and a technology sharing and development program with respect to the development and production of our Vehicle Borne Hydrogen Generator for exploration of electrochemical reactor material properties.  The agreement was executed on November 24, 2007, shall terminate with the expiration of the last to expire patent developed under this Joint Project, provided such abandonment is by mutual consent, and the Parties agree to share all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.

RELATIONSHIP WITH DIVISION OF SCIENTIFIC RESEARCH OF POWER ENGINEERING INSTITUTE.

We have entered into a Cooperation Agreement with Division of Scientific Research Power Engineering Institute with the purpose of developing modular units of the cell of an electrochemical reactor; exploration and optimization of charge-discharge cell characteristics . The agreement was executed on November 21, 2007, shall terminate with the expiration of the last to expire patent developed under this Joint Project, provided such abandonment is by mutual consent, and the Parties agree to share all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.

RELATIONSHIP WITH NATIONAL UNIVERSITY OF RAILWAY TRANSPORT.

We have entered into an Cooperation Agreement with National University of Railway Transport for joint observation on joint participation in the technological project for research and development and modernization of an experimental electrochemical reactor and development of methods for waste utilization of the Vehicle Borne Hydrogen Generator. The agreement was executed on November 22, 2007, shall terminate with the expiration of the last to expire patent developed under this Joint Project, provided such abandonment is by mutual consent, and the Parties agree to share all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.

RELATIONSHIP WITH PROMPTTECH, LTD.

We have entered into a Cooperation Agreement with PromptTech, Ltd. with respect to the development of technology for electrochemical regeneration of the electrochemical reactor active mass.  The agreement was executed on November 24, 2007, shall terminate with the expiration of the last to expire patent developed under this Joint Project, provided such abandonment is by mutual consent, and the Parties agree to share all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.

19	<S-1/A4 Table of Contents>

List of the progress to date:

Progress	Contractor	The date of Execution of the matters described in "Progress"	Related Cooperation Agreement (where applicable)

1. Exploration of operating conditions of "Tavria" motor-car engine Result - initial data for development of device for internal air-fuel mixture creation.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	March 2008	Exhibit 10.6

2. Vehicle Borne Hydrogen Generator scheme optimization taking into account obtained results.
Result - Advanced principle Vehicle Borne Hydrogen Generator scheme and initial data for development of Vehicle Borne Hydrogen Generator.

	the same	June 2008	Exhibit 10.6

2.1. Theoretical analyses and expert assessment of the plenitude of physical-chemical processes in electrochemical reactor and internal combustion engine.	the same	June 2008	Exhibit 10.6

2.2. Advancing of principle Vehicle Borne Hydrogen Generator scheme.	the same	September 2008	Exhibit 10.6

2.3. Adjustment of construction and regime parameters of electrochemical reactor.	the same	December 2008	Exhibit 10.6

3. Development of original and choose of standard components for Vehicle Borne Hydrogen Generator.
Result - Advanced detailed Vehicle Borne Hydrogen Generator scheme, made block-modules Vehicle Borne Hydrogen Generator, automatic control system with software for microcontroller.

	the same	March 2009

3.1. Development and modernization of experimental electrochemical reactor.	the same	March 2009

Development of method for electrochemical reactor system against reagent influence.	Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute	To be developed	Exhibit 10.5

Advancing of electrochemical reactor construction and choose of its materials

Division of Scientific Research Power
Engineering Institute,
Dnipropetrovs'k National University of Railway Transport,
Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine and PromptTech, Ltd.

		To be developed	Exhibit 10.3-10.6

3.2. Development of small dimensions low pressure electrolyzer for conversion of electrical energy into hydrogen.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.3. Development of water-gas exchange.	Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.4. Development of Vehicle Borne Hydrogen Generator composite filters for Hydrogen purification system.	PromptTech, Ltd	June 2009	Exhibit 10.3

3.5. Development of gas outlet:

From electrochemical reactor	Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

From electrolyzer	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.6. Development of water injection into electrochemical reactor system.	Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.7. Research of combined work electrolyzer with electrochemical reactor in order to definite optimal regime of hydrogen obtaining.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.8. Development of fuel feeding system and system for hydrogen and oxygen mixture creation in internal combustion engine.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.9. Development of system for water vapor from exhaust condensation and return it to water tank.	Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.10. Development of united energy transformation and heat potential usage Vehicle Borne Hydrogen Generator system:
Compiling of energy balance, analyses and minimization of heat loss.

Playback of system target implementation, i.e. heat pipes usage

Development of system for start heating system

Development of system for cooling and emergency stoppage

Development of system for heating of metalhydride or sorption hydrogen storage system.

	Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.11. Substantiation and choose of start accumulator battery.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.12. Development of method for electrochemical reactor system capsulation.	Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.13. Development of system for prevention of explosive hydrogen mixture creation.	Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.14. Development of control block for start heating, cooling and emergency stoppage, water supply.	Division of Scientific Research Power Engineering Institute	June 2009	Exhibit 10.5

3.15. Manufacturing and setting up of control block for hydrogen storage system and its feeding internal combustion engine.	Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine	June 2009	Exhibit 10.6

3.16. Development of system for processes automatic control in the whole operational Vehicle Borne Hydrogen Generator cycle.	PromptTech, Ltd	June 2009	Exhibit 10.3

20	<S-1/A4 Table of Contents>

Technology Background

Overview

The use of hydrogen as a fuel alternative to gasoline is being seriously investigated as a result of the growing understanding of the limitation of the Earth's petrochemical resources. In recent years, an intensive search for a safe, easily accessed, economical source of hydrogen production has taken place.

Hydrogen is one of the most plentiful elements on Earth. A hydrogen molecule is chemically simple, being nothing more than two hydrogen ions bound together by energy. When this bond is broken to collect its energy, the resulting ions look to recreate a stable molecule by binding with any available ion, preferring the hydroxide ion, which creates water. If the reaction takes place in a closed environment where carbon-based ions are not available, the reaction cannot result in the creation of greenhouse gases. The benign nature of this reaction, and the fact that its only waste product is pure water, makes hydrogen a valid and worthy alternative fuel which competes well with other forms of alternative power. The large-scale deployment of hydrogen vehicles, especially in highly congested urban areas, will lead to decreased emissions of greenhouse gases and ozone precursors.

Hydrogen as an Alternative Fuel

The most promising use of hydrogen fuel is not for powering internal-combustion engines, because the efficiency of that power transfer falls in the 15% to 20% range. Rather, hydrogen is being investigated and developed to power hydrogen electric fuel cells, which is a reaction that can provide an efficiency of over 90%.

Hydrogen is an energy carrier, not an energy source, so the energy used by a hydrogen-fuelled car needs to be provided by either a conventional power plant or a generator. While not the ideal setup, hydrogen-generating power plants offer significant advantages over traditional oil refineries, even when traditional fuels are used as a feedstock for hydrogen production. By moving the conversion of fossil fuels from the vehicle to the industrial environment, the byproducts of combustion or gasification can be treated and controlled before they are released to the natural environment. This is a process that is extremely difficult to implement at the tailpipe.

Even greater advantages exist when vehicles are equipped with hydrogen generators. These onboard generators reduce the infrastructure load and allow the vehicles to travel a greater distance before returning to an area providing the electricity necessary for a recharge.

The Hydrogen Vehicle

A hydrogen vehicle is a vehicle that uses hydrogen as its onboard fuel for motive power. The term may refer to a personal transportation vehicle, such as an automobile, or any other vehicle that uses hydrogen in a similar fashion, such as an aircraft. The engines of such vehicles convert the chemical energy of hydrogen into mechanical energy (torque) in one of two methods: combustion, or electrochemical conversion in a fuel-cell.

In combustion, the hydrogen is burned in engines in fundamentally the same method as traditional gasoline cars.  The efficiency of these engines is in the range of 15-20%. On the other hand, in fuel-cell conversion, the hydrogen is reacted with oxygen to produce water and electricity, the latter of which is used to power an electric traction motor.

The molecular hydrogen needed as an on-board fuel for hydrogen vehicles can be obtained through many thermochemical methods:
•	Natural gas;
•	Coal gasification;
•	Liquefied petroleum gas;
•	Biomass gasification;
•	Biological hydrogen production;
•	Thermolysis; and
•	Electrolysis.

Of all of these forms, research has found that electrolysis is the most promising. When the electricity used to begin the electrolytic reaction is provided using renewable energy, the hydrogen production should result in zero net carbon dioxide emissions. This process can occur onboard a vehicle when a catalyst is used.

In 2005, the Ford Motor Company planned to launch the mass production of the Ford U off-road vehicle, using hydrogen in steel cylinders as fuel. The added weight of the cylinders was seen to be a problem, as was the difficult and laborious process of replacing a cylinder. Additionally, it was observed that at high pressure, hydrogen will diffuse through the walls of any containment device, even through steel cylinder walls that are 1.3 inch thick. This diffusion creates an explosion hazard and has deterred the industry from continuing to develop vehicles in that format. By adding a rechargeable lithium battery-based Vehicle Borne Hydrogen Generator (VBHG), the Company believes that the need for hydrogen storage is significantly reduced or eliminated.

21	<S-1/A4 Table of Contents>

Lithium Batteries

Lithium batteries work by shuttling lithium ions between the anode (the source of the ions and electrons being moved) and the cathode (the ion and electron receptor) of the battery. The anode is generally a lithium-containing compound, while the cathode is a material capable of accepting lithium ions into its structure. When a battery is discharged, lithium ions flow from the anode to the cathode, accompanied by electrons and creating hydrogen as a byproduct. This flow of electrons is electrical current and can be used to power portable or non-fixed devices. The battery can be recharged by adding enough electricity to force the reaction backwards, re-adding Lithium ions to the anode and resetting its potential to create hydrogen and energy.

Hydrogen Generators

A hydrogen generator is a specific type of lithium battery. The anode is a lithium-containing compound that, when combined with water and after having a modest amount of electricity added to start the reaction, creates Lithium and hydroxide ions as a product and hydrogen as a byproduct. Depending on the design of the vehicle's engine, this hydrogen byproduct can be used either to power an engine directly, by being added to the pistons, or indirectly, by first being directed through a fuel cell.

Figure 1: The Hydrogen Generating Lithium Battery

Advantages of Hydrogen Vehicles

Vehicles fuelled by hydrogen generated onboard would conceivably have many strengths in the marketplace. Probably their best-marketed feature at this point is the cleanliness of the reaction itself and the benign nature of its byproducts. When the energy-generating reaction is brought to completion, the waste products created are simply oxygen and water. Upon further examination, it becomes clear that other advantages exist as well.

The first is that unlike many products designed for use with alternative fuel sources, the price of a car equipped with a Hydrogen Generator is not expected to be any greater than the price of a car equipped with a conventional gasoline or diesel engine.

Physically, a car equipped with a Hydrogen Generator can look the same as a conventional car, since the Hydrogen Generator component will require only 15% of the mass and 20% of the volume of a standard gasoline or diesel car engine. The car should not pilot differently than an internal combustion-engine car, leading to a familiar and comfortable ride.

The car should require fewer stops for refueling; on the average, a Hydrogen Generator-equipped vehicle is expected to travel at least 310 miles without the need for recharging. When the time to recharge arrives, the car can be plugged into any conventional power source.

Additionally, at the end of the life of the hydrogen generator, it can be replaced and the used components recycled into the raw materials for a new hydrogen generator.

22	<S-1/A4 Table of Contents>

The Industry, Competition, and Market

Hydrogen vehicles are beginning to move from the laboratory to the road. In the United States, the Energy Information Administration estimates that there are already 200 hydrogen-powered vehicles on the road, mostly used by public services or private utility companies. These vehicles use canisters of compressed hydrogen for fuel and with the current technology that intends to use any canisters storing compressed hydrogen, it is estimated that it will take ten years to see affordable hydrogen-powered cars on the market.

Once those cars are brought to market, the problem becomes refueling the canisters. With only 25 hydrogen refueling stations available across the entire United States, who will buy a car that they cannot easily refuel? And if nobody owns hydrogen-powered cars, who would build the infrastructure, needed to provide hydrogen gas?

One possible solution is to eliminate hydrogen refueling stations entirely. Our company has developed an onboard hydrogen generator that eliminates the need for a refueling station, instead relying on recharging by a household electrical current. Energy would be returned to the car every 300 miles or so, in an overnight charge, while it is parked.

BACKGROUND

There is no disputing the fact that the fossil fuel economy is loaded with complications. Many of these issues have recently been at the forefront of worldwide news coverage, and there is a growing acceptance that the future will be devoted to alternative fuels.

When an automobile burns a gallon of gasoline, 5 pounds of carbon are emitted into the air. If it were solid carbon, it would be very noticeable, like throwing a 5-pound bag of sugar into the air for every gallon of gas being burned. In reality, the carbon emitted by a car's tailpipe is invisible, in the form of carbon dioxide gas, which cannot be easily perceived. Most of the world's scientists agree that this carbon dioxide gas, also known as a greenhouse gas, is slowly raising the temperature of the planet. The ultimate effect of this ongoing temperature change is currently unknown, but it is strongly possible that this rise in temperature will lead to dramatic climactic changes affecting everyone on the planet.

The overdependence of our culture on fossil fuels can impact the natural environment in other ways, as well. Oil spills create an environmental catastrophe, with the specter of the Exxon Valdez spill still looming large in the public consciousness. Oil well fires cause ground-level and airborne pollution and risk hundreds of lives before they are extinguished. Pipeline explosions spread oil into the environment, and also disrupt product distribution, sometimes for weeks or even months, until they are rectified.

Distribution is another issue altogether. The United States, and in fact, most countries, cannot produce enough oil to meet demand. The importation of petroleum from oil-producing nations creates an economic dependence, where Middle East producers are free to raise prices and the remainder of the world has little choice but to pay the higher price.

This dependence on foreign markets also leaves the country vulnerable from a security standpoint. The Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 were designed to reduce dependence upon foreign energy sources, which has now grown to over 50% of total energy consumption, by relying on energy generated by domestically-produced, environmentally-friendly sources. These Acts designate several environmentally-friendly sources of energy, including hydrogen, as being important to the ongoing security and stability of the U.S. power system.

23	<S-1/A4 Table of Contents>

Advantages of the Hydrogen Economy

Management believes that a hydrogen economy offers the promise to eliminate many of the problems that the fossil fuel economy creates. The advantages of the hydrogen economy include:
•	The elimination of pollution caused by fossil fuels
•	When hydrogen is used in a fuel cell to create power, the only byproduct is water
•	There are no chemicals to be spilled into the natural environment
•	The elimination of greenhouse gases
•	When hydrogen comes from the electrolysis of water, no greenhouse gases are produced to be added to the environment
•	Electrolysis produces hydrogen from water, and the hydrogen later recombines with oxygen to create water and power in a fuel cell
•	The elimination of economic dependence
•	Necessary power can be generated domestically and is not prone to economic threats or disruption in the event of war or natural disaster
•	Distributed production
•	Hydrogen can be produced anywhere where electricity and water exists
•	Hydrogen production can even be adapted to be carried out in a home

The problems with the fossil fuel economy are so great, and the environmental advantages of the hydrogen economy so significant, that the push toward the hydrogen economy is very strong. Nevertheless, there has been a problem expanding the number of facilities needed to create a network of hydrogen refueling stations. Our company has attempted to address this issue by creating an onboard hydrogen generator that makes dependence on a refueling station unnecessary.

Competition

Hydrogen engines come in two varieties: electric engines powered directly by hydrogen fuel cells, and engines that are converted to use compressed hydrogen instead of the traditional gasoline. On a consumer level, the most likely transitional vehicle will be of the second type. These engines are called hydrogen-fueled internal combustion engines, or H2ICEs. While the H2ICE engine format will likely be marketable first, fuel cell engines are expected to become the standard within ten years of market exposure.

The H2ICE engine is already making an appearance on the market, with both the Mazda Motor Corporation and BMW AG introducing a limited production run of "dual-fuel" engines. With the flip of a switch, each car can switch back and forth between gasoline and hydrogen fuel.

The Mazda RX-8 uses a RENESIS Hydrogen Rotary Engine, which is ideally suited to burn hydrogen without inviting the backfiring that can occur when hydrogen is burned in a traditional piston engine. Twin hydrogen injectors and a separate induction chamber help maintain safer temperatures with the hot running hydrogen fuel.

The BMW H2R Record car, on the other hand has recently set 9 land records for hydrogen-powered cars with its six-liter 12-cylinder power unit developing an output of more than 210 kW or 285 hp. The H2R is equipped with dual gasoline/hydrogen tanks, but for the purposes of the land speed records, only the hydrogen tank was engaged. The difference between the standard BMW internal combustion engine and the modified engine involve the hydrogen injection valve (seat rings) and the choice of materials for the combustion chambers.

Further into the future, hydrogen fuel cell cars are expected to dominate the market. Fewer moving parts, less engine shimmy, cleaner burning and electricity regenerating properties should make the hydrogen fuel cell/electric engine a clear choice for many years to come. Toyota has already developed an SUV Fuel Cell Hydrogen Vehicle (FCHV as they call it) with a dashboard display that reports back on the operation of the fuel cell.

24	<S-1/A4 Table of Contents>

DaimlerChrysler, who owns Mercedes, also announced the production of a fleet of Mercedes-Benz A-Class hydrogen powered cars in the U.S. and Europe. The Mercedes F-Cell cars get their power from compressed hydrogen. Mercedes has also brought forth the F600 Hygenius Concept Car, which is powered by fuel cell and like hybrid vehicles, uses regenerative braking to recapture energy and recharge the batteries. The Mercedes F600 Hygenius also comes equipped with a 240v outlet, which, according to Mercedes can power two houses. The F600 Hygenius delivers 115 hp and has a range of 250 miles.

Honda has also developed its own hydrogen powered car and has reported that its cars are certified by the California Air Resources Board and the Environmental Protection Agency. Hydrogen-powered Honda vehicles are said to out-distance hydrogen-powered Mercedes cars, claiming that fuel cell cars can go 220 miles before needing refueling as opposed to the 90-mile per tank limit for the Mercedes. Honda has been the only automotive manufacturer to certify its fuel cell vehicle for regular daily consumer use and the first to offer its technology to an individual customer, the Spallino family of Redondo Beach, California.

Toyota has showcased their FINE-S concept car with a hydrogen fuel-cell hybrid-electric powertrain, which was built from the framework of their successful gasoline/electric hybrid car, the Prius.

Market Size

The large energy accumulation ability of proposed Hydrogen Generator makes it a reliable, economically effective, and environmentally friendly source of energy for consumers. The energy produced could serve as a continuous, autonomous, or emergency energy supply for consumers. For instance, communication and transportation points, computer servers, banks or hospitals, navigation systems and far-away research stations, and recreation zones could all benefit from generated hydrogen power.

Research has shown that when it comes to hydrogen fuelled cars, an initial lack of infrastructure need not cause market failure (Conrad, 2007; Network Effects, Compatibility, and the Environment). Modeling has shown that the critical factors of petroleum prices, environmental concern, and the price of the technology itself have a far greater positive effect than the novelty of the technology.

Employees

The company has 2 employees: Mr. Shvenderman works full time, and Mr. Tarasov - part time.

All project related work, has been carried out by university research assistants per our Agreements with each University. Based on the information supplied to us as of the 2nd Quarter 34 engineers have been involved with the Company's project thus far.

International Patterns

Internationally, a movement is underway to bring hydrogen-fueled vehicles to market. In the largest announced project to date, in 2007, the European Union announced a project that may be worth up to one billion Euros (approx $1.5 billion USD) to fund the development of hydrogen-powered cars.

Many other areas have created projects to develop hydrogen fueled engines. A highly efficient low-cost hydrogen combustion engine and fuel tank is to be developed by the University of Melbourne and industry collaborators Ford Australia and Haskel Australia. The $3 million project is supported by a $1.2m State Government grant from the Energy Technology Innovation Strategy (ETIS) in the Department of Primary Industries.

Other projects have been announced in the United States, China, and India, of varying expense and complexity. No jurisdiction has announced a lack of willingness to develop and fund hydrogen fuelled engine technology.

Emerging Markets

When considering hydrogen-fuelled engines, it is important to realize that any region with electrical service, and any industry that uses fuelled engines, could be developed as an emerging market. The opportunities are limitless, bound only by ingenuity.

Using technology developed in the hydrogen-fuelled motorcar industry, Boeing is in the test phases of its development of a hydrogen-fuelled airplane. Each technological development fuels and inspires other sectors of the transportation industry, and every investment is returned with knowledge that furthers the hydrogen-fueled car towards production.

Management sees hydrogen powered vehicles as the future. As with any new technological process, the most pressing ongoing challenge is to lower the costs of the technology to the point where mass-market involvement is both possible and profitable. In addition to the question of accessibility, with hydrogen powered vehicles, ensuring an adequate electrical infrastructure is available for the recharging process of the onboard battery system is important.

Many experts believe that hydrogen powered cars for the consumer are still 3 -10 years away, but we believe that as with all technology, one or two small breakthroughs will result in immediate marketability.

25	<S-1/A4 Table of Contents>

Methodology

The methodology for the creation of new technology surrounding energy generation, and the environmentally-friendly energy carrier for automobile transport, is based on research of Lithium (Li) and Sodium (Na) electrode materials. It is also dependent on the development of the electrochemical reactor, which generates hydrogen and provides electricity.

At the first stage of operations, the principal scheme of the energy system will be developed. This will include solving some basic problems in creating the system, which include obstacles in hydrogen transport systems, with the use of heat-mass exchange research and mathematical modeling of the system on the micro level. Additionally, the thermodynamic characteristics of substance phase creation at different stages of the Hydrogen Generator energy conversion process will be fully investigated.

Management believes that our proprietary hydrogen technology will allow us to use electrochemical reactor cells more effectively in order to obtain double the hydrogen quantity by means of the electrolysis of water. Consequently, the Hydrogen Generator would then fit into the U.S. Department of Energy criteria; the liquid metals electrode provides current density and reaction speed at ten times the efficiency of other systems, and is sufficient to produce the dynamics to power a car.

Patents, Trademarks & Licenses

Patent for an invention "Method of producing hydrogen and device therefore" was received in Ukraine in 2005 and belongs to the authors. The intellectual property rights for this patent were transferred to Hydrogen Motors Inc. in accordance with an "Intellectual Property Purchase Agreement".

Additionally, authors applied for an international patent application (#PCT/UA2004/000004) in 2004, but in 2008, the company decided to halt the process of obtaining an international patent due to the company's liquidity position. At this time, the invention is only protected by the Ukrainian patent.

Hydrogen Motors intends on filing new patent applications as required. Management believes that we do not need to obtain rights to patents held by others.

Financial Projections

Research and Development steps:
1.	Study of charge-discharge processes in galvanic cell in order to increase its effectiveness on electrical current and electromotive force;
2.	Modernization of proprietary galvanic cell and selection of materials, keeping in mind results which are obtained during step 1;.
3.	Further design of automatic control device for the whole cycle of charge-discharge of galvanic element;
4.	Building of full-industrial size energy source - Hydrogen Generator for a car;
5.	Bench test of the car's Hydrogen Generator;
6.	Installation of full-industrial sized Hydrogen Generator onto mass-produced automobile modernized for combined electrical-hydrogen propulsion;
7.	On-the-road test of the Hydrogen Generator modernized automobile.

Marketing Plan

Intellectual Property

Our Vehicle Borne Hydrogen Generator is a hermetic reservoir with electrodes consisting of a specially-reactive Lithium alloy and a unique mixture of inactive metals that provide a constant volume of melt. The electrical reaction can run forward, with the anode and cathode providing current to power an automobile, or reversed to accept energy from an electricity source during the recharging process.

The primary input components of the reaction are water, electricity the specially-reactive Lithium alloy. It is important to note that Lithium is widely available and inexpensive; it is well-distributed on Earth and is an abundant element.

Hydrogen produced may have one of two destinations, either entering the pistons of the engine directly or moving into a fuel cell battery. In either case, the energy resulting from the hydrogen generation is used to provide the engine with propulsive power.

26	<S-1/A4 Table of Contents>

The hydrolysis reaction can only run as long as water is present, and will cease entirely when the Lithium has been fully depleted. Hydrolysis of 123.35 lb of Lithium gives 19,800 gallons of Hydrogen.  This amount of Hydrogen would provide not less 310-miles vehicle drive without recharging of electrical energy and water.

After exhausting of charge the car the Hydrogen Generator needs to be recharged with an electrical current from a power line while parked. An electrical heater warms the engine to 392 F, and then the electrodes are switched to direct electrical current from the power line to the battery for ten hours. Under this electrical current, the reaction inside the generator is reversed. The Lithium goes through the reductive process, while water vapor and oxygen is formed. When the reaction is complete, the electrical current is automatically switched off. Our Vehicle Borne Hydrogen Generator design allows up to 1500 onboard cycles of charging and discharging.

Marketing Strategies

Management believes that developed hydrogen generators will allow society to rebuild most of its transport network on environmentally clean energy - electricity and hydrogen. This is especially true in countries with either a developed electrical grid or a high potential to generate renewable energy, such as solar, wind or wave power. It is expected that the cost of running an Hydrogen Generator-equipped car for 0.6 mile will be equal to the cost of 1 or 2 kWh of electricity. By exploiting inexpensive off-peak power rates, significant financial savings can be gained while at the same time, lowering the environmental impact of the transportation network and exploiting the potential of off-peak energy regeneration.

Distribution Channels

There are many potential customers for our product; fuel-powered engines are exceedingly common in modern life and our product may be translated into most of those engines.

The largest market share is expected to come from the automotive industry. Cars and light trucks account for a vast number of the fuel-powered engines currently in use worldwide, and we are poised to take advantage of the sheer mass of the market. Additionally, the recreational-vehicle industry has lately seen a decline due to the staggering cost of rising fuel and oil prices, turning their product from an enjoyable holiday pastime to an expensive luxury out of the reach of all but the very richest portion of society. The addition of a vehicle-borne hydrogen generator could reduce the overall cost of operation for recreational vehicles, refurbishing a declining market and returning sales volumes to former levels.

Another, overlooked segment of the market consists of industrial engines. Small engines have a disproportionately large environmental impact for the load of the work that they do; lawnmowers especially are being targeted across North America and around the world as being primary polluters on smog-alert days, and their operation is often prohibited at such times. The replacement of the old-type two-stroke gasoline engine with a hydrogen-fuelled model could eliminate such emissions being created for cosmetic purposes and will reduce the overall load of greenhouse gas and particulate emissions in urban and suburban areas. In rural areas, the manufacture of off-road machinery such as tractors with onboard hydrogen generation and hydrogen-fuelled engines could not only help reduce the pollution associated with gas and diesel engines, but also help reduce the dependency of the farmer on a fuel-providing infrastructure, and reduce the downtime of the vehicle while being refueled - a significant time savings in such large engines.

Other business areas could also benefit from the hydrogen-fuelled engine. Investigations are currently being undertaken with regards to the use of these engines in the marine and aviation industries as well.

DESCRIPTION OF PROPERTY

The company leases an office located 3600 Twilight Court Oakton, VA 22124. Out telephone number is 703-407-9802. The space is owned by Dmitry Shvenderman and is provided at no cost. At present time the corporate office is located in Mr. Shvenderman's personal residence. There is no lease signed between the company and the CEO of the company.

The Company per an agreement with DNIPROPETROVS'K NATIONAL UNIVERSITY (DNU) is given use of an office and lab in Ukraine at no cost.

Legal Proceedings

Since inception, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

27	<S-1/A4 Table of Contents>

MANAGEMENT

Directors are elected at the Company's annual meeting of Stockholders and serve for one year until the next annual Stockholders' meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

The following table sets forth certain information with respect to our directors, executive officers and key employees.

NAME	AGE	POSITION
Dmitry Shvenderman	50	Chief Executive Officer
Vasyl` Tarasov	42	Chief Technology Officer

DMITRY SHVENDERMAN, President and Chief Executive Officer (CEO)

Mr. Dmitry Shvenderman joined us in January 2008. From 2004 to the present he served as the founding partner of a Real Estate investment company specializing in residential and commercial construction. From 1998 to 2004 he served as President of Intercall Telecommunications Inc., a company specializing in international and domestic phone services. In 1998, Mr. Shvenderman served as manager of General Examination System (Genesys) project of UTA Inc. It's project for the Federal Deposit Insurance Corporation (FDIC), which utilizes this system to assist a team of examiners during bank examination sessions; where he was in charge of the team, that was responsible for developing Financial Data module, used to input and/or adjust financial information.  From 1989 to 1995 he served as President of Vikas, Inc. which was established and developed as a Russian - American joined venture specializing in international import - export operations. The company imported a variety of telecommunication and photo equipment from United States to Russia; In this function he developed company strategy, negotiated contracts, conducted market and financial analysis. Mr. Shvenderman is a graduate of the Moscow Academy of Chemical Engineering. MS in Engineering, 1980.

The Education of  Mr. Shvenderman - Chemical Engineering - allows him to head a company that develops such high-technology products as the  onboard hydrogen power source for vehicles.

Intercall Telecommunication - Supervised 5 full time employees + 2 part- time technicians (NY -  in telecommunication switch location) + distribution network ( including 45 agents and retail stories) .

Kontur Development - supervised 10-25 construction workers. Nature- residential and commercial construction.
Locations:
DC -	commercial
Alexandria VA -	residential - 2 properties
Arlington VA -	residential
Cabin John MD -	residential
Engelwood Cliffs NJ -	residential

Total Assets constructed - $6,500,000.00

Experience in this field - 1. Education  - Chemical Engineering
1980-1989 - Moscow Institute of Hydraulic Machinery Engineering. - started as engineer and finished as team lead.

Mr. Shvenderman is responsible for day to day operation of the company. His duties include:  weekly meeting with the team on a progress in development, work with attorney and auditors, meeting with parties interested in financing the Hydrogen technology, and meeting with potential partners.

VASYL' TARASOV, Chief Technology Officer (CTO)

Mr. Vasyl` Tarasov joined us in December 2007. From 2007 to the present he served as manager of Sales of metal products JSC Eurometall (JSC Eurometall is a small enterprise with one hundred employees). From 2004-2006 he was employed at scientific-production and commercial firm "Istochnik".  Environment protection project development. From 2002 - 2004 he served as the Director of a non-profit organization:  Pridneprovie Centre for Cleaner Production. This organization specialize in ecological consulting, audit, industrial engineering, ecological education, conference organization, seminars, working shops, training courses, creation of regional and national ecological programs. From 1995-2001 he held the position of  Manager of the Industrial-Financial Corporation "United Energy Systems of Ukraine", where he managed at machine building and equipment department. Basic activity: formation and management of contracts, logistics, data handling. From 1992 until 1993 he served as a Scientific assistant for the Biological Scientific-Research Institute of Dnipropetrovs'k State University, where he studied atmospheric precipitation, water, soil radioactivity in the Dnepropetrovsk area, computerized analysis of samples composition and data handling. From 1990-1992 he served as software product manager for "Dynaris" Production Cooperative. From 1988 to 1990 Mr. Tarasov served as an Engineer for testing and adjustments of product innovation for "Searchlight Crayons" Elets Plant (Russia). As an X-ray engineer of physical laboratory "Searchlight Crayons" Elets Plant. Basic activity: electro-mechanical test of voltage adjusters for war-plane, X-ray diffraction study of raw material composition, X-ray analysis of finished commodity.

Mr. Tarasov oversees technical staff at the company and all contractors, particularly those engaged in the development of hydrogen technologies for automobile transport. Mr. Tarasov also is acting as the senior-most technologist in the company and being the inventor of hydrogen technologies has responsibilities of chief science officer.

Mr. Tarasov intends to dedicate almost 75% of his time to Hydrogen Motors Inc. Mr Shvenderman spends almost 50% of his time working for Hydrogen Motors, Inc.  Once the Company will receive its first commercial contract or funding, the time dedicated to their respective positions will be adjusted and it is anticipated additional time will be allotted to the Company.

28	<S-1/A4 Table of Contents>

COMPENSATION OF DIRECTORS

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until elections are held at each annual meeting.

Directors are elected at the Company's annual meeting of Stockholders and serve for one year until the next annual Stockholders' meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement In Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance With Section 16 (a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, the following officers, directors and owners of 10% or more of our outstanding shares have not filed all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934:

Executive Compensation

The following table sets forth for the year ended August 31, 2009, the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our Chief Technology Officer whose total compensation the last fiscal year was zero.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year Ended August 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)

Dmitry Shvenderman / CEO	2008	$0.00	$0.00	$0.00	None
	2009	0.00	0.00	0.00	None

Vasyl` Tarasov / CTO	2008	$0.00	$0.00	$0.00	None
	2009	0.00	0.00	0.00	None

Dmitry Shvenderman has been awarded, paid or earned any executive compensation.

29	<S-1/A4 Table of Contents>

Outstanding Equity Awards At Fiscal Year-End Table

None.

Option Exercises And Stock Vested Table

None.

PENSION BENEFITS TABLE

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

Potential Payments Upon Termination Or Change In Control Table

None.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of August 31, 2009, there were 5,293,000 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

30	<S-1/A4 Table of Contents>

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident in Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination", unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitation of Liability:  Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Nevada law.  Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

31	<S-1/A4 Table of Contents>

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 37 record holders of our common stock as of August 31, 2009.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan Information

Stock Option Plan

The Company, at the current time, has no stock option plan or any equity compensation plans

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding beneficial ownership of the common stock as of August 31, 2009, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 3600 Twilight court, Oakton, VA.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Percent of Class

DMITRY SHVENDERMAN, President and Chief Executive Officer	2,500,000	47.2%
VASYL` TARASOV, Chief Technology Officer	800,000	15.1%

(1)	Based on 5,293,000 issued and outstanding shares of common stock.

Certain Relationships and Related Transactions.

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

Interests of Named Expert And Counsel Legal Matters

Our financial statements for the year ended August 31, 2009, contained in this prospectus have been audited by Chang G. Park, CPA, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Chang G. Park, CPA does not own any interest in us.

Jill Arlene Robbins passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus.  Jill Arlene Robbins as does not own any interest in us.

32	<S-1/A4 Table of Contents>

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions.  The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

33	<S-1/A4 Table of Contents>

Exhibits and Financial Statements Schedules

<FINANCIALS INDEX>	34	<S-1/A4 Table of Contents>

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Hydrogen Motors, Inc.

We have audited the accompanying balance sheets of Hydrogen Motors, Inc. (A Development Stage "Company") as of August 31, 2009 and 2008 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended August 31, 2009 and 2008, and for the period from November 11, 2007 (inception) to August 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydrogen Motors, Inc. as of August 31, 2009 and 2008, and the result of its operations and its cash flows for the years then ended August 31, 2009 and 2008 and for the period from November 11, 2007 (inception) to August 31, 2009 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Chang Park

____________________.
CHANG G. PARK, CPA

November 23, 2009
San Diego, CA. 92108

<FINANCIALS INDEX>	F-1	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
BALANCE SHEETS

	August 31, 2009	August 31, 2008

ASSETS

CURRENT ASSETS
Cash in bank	$1 918	$29 896

TOTAL CURRENT ASSETS	1 918	29 896

TOTAL ASSETS	$1 918	$29 896

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$-	$-
Loan from related party	4 001	1

TOTAL CURRENT LIABILITIES	4 001	1

STOCKHOLDERS' EQUITY
Common stock: $0.001 par value; 75,000,000 shares authorized, 5,293,000 shares issued and outstanding	5 293	5 293
Additional Paid in Capital	27 902	27 902
Deficit accumulated during the development stage	(35 278)	(3 300)

TOTAL STOCKHOLDERS' EQUITY	(2 083)	29 895

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1 918	$29 896

The accompanying notes are an integral part of these statements

<FINANCIALS INDEX>	F-2	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Year Ended		From Inception on November 11, 2007 through August 31, 2009

	August 31, 2009	August 31, 2008

REVENUES	$-	$-	$-
COST OF SALES	-	-	-

GROSS MARGIN	-	-	-

OPERATING EXPENSES
General and Administrative	3 078	3 300	6 378
Consulting, Legal and Accounting	28 900	-	28 900

TOTAL OPERATING EXPENSES	31 978	3 300	35 278

NET LOSS BEFORE INCOME TAXES	(31 978)	(3 300)	(35 278)

INCOME TAX EXPENSE	-	-	-

NET LOSS	$(31 978)	$(3 300)	$(35 278)

BASIC LOSS PER COMMON SHARE	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding	5 293 000	896 628

The accompanying notes are an integral part of these statements

<FINANCIALS INDEX>	F-3	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
From Inception November 11, 2007 through August 31, 2009

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity

	Shares	Amount

Balance, November 11, 2007	-	$-	$-	$-	$-

Common Shares issued to Founders at $0.001 per Share on July 1, 2008	3 300 000	$3 300	$-	$-	$3 300

Common Stock issued for cash at $0.015 per Share on August 1, 2008	1 993 000	1 993	27 902		29 895

Net loss for period ended August 31, 2008				(3 300)	(3 300)

Balance, August 31, 2008	5 293 000	$5 293	$27 902	$(3 300)	$29 895

Net loss for the year ended August 31, 2009				(31 978)	(31 978)

Balance, August 31, 2009	5 293 000	$5 293	$27 902	$(35 278)	$(2 083)

The accompanying notes are an integral part of these statements

<FINANCIALS INDEX>	F-4	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the year Ended		From Inception on November 11, 2007 through August 31, 2009

	August 31, 2009	August 31, 2008

Operating Activities:
Net loss	$(31 978)	$(3 300)	$(35 278)
Adjustments to reconcile net income to net cash provided by operating activities:
Common stock issued for services		3 300	3 300
Increase (decrease) in accounts payable	-	-	-

NET CASH USED IN OPERATING ACTIVITES	(31 978)	-	(31 978)

Investing Activities:
(Purchases)/disposal of equipment	-	-	-
Cash (used) in investing activities

NET CASH (USED) BY INVESTING ACTIVITIES	-	-	-

Financing Activities:
Loan from to related party	4 000	-	4 001
Proceeds from common stock issued	-	29 895	29 895

NET CASH PROVIDED BY FINANCING ACTIVITIES	4 000	29 895	33 896

NET INCREASE IN CASH	(27 978)	29 895	1 918

Cash at beginning of the year	29 896	-	-

Cash at end of the year	$1 918	$29 895	$1 918

SUPPLEMENTAL CASH FLOW DISCLOSURE:

CASH PAID FOR:
Interest	-	-	-

Income taxes	-	-	-

NON CASH FINANCING ACTIVITIES:
Common Stock issued for service	-	3,300	3,300

The accompanying notes are an integral part of these statements

<FINANCIALS INDEX>	F-5	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
 August 31, 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Hydrogen Motors, Inc. is a Nevada-based corporation, founded in November 11, 2007. We are focused on developing а hydrogen generator as an onboard power source for vehicular engines.

The idea of creating an environmentally friendly car has been around for a long time. Currently in production are many electric and natural gas propelled vehicles. Until now however, the prospect of using hydrogen to power a car has been far fetched due to the problems associated with storing hydrogen and the cost of manufacturing it on a large scale.

We have developed a hydrogen generation process using environmentally benign raw materials that can take place right within the engine of the vehicle. Management believes that the addition of this onboard hydrogen generator should eliminate the need for hydrogen storage in the vehicle's engine, potentially making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of August 31, 2009.

	(Loss) (Numerator)	Shares (Denominator)	Basic (Loss) Per Share Amount

For the Yead Ended August 31, 2009	$(31,978)	5,293,000	$(0.00)

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Comprehensive Income

The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended August 31, 2009.

Advertising Costs

The Company's policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of August 31, 2009.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term liquid investments that are readily convertible to know amounts of cash and have original maturities of three months or less. As of August 31, 2009 there were no cash equivalents.

Income Taxes

The Company accounts for income taxes under the FASB ASC #740 for Income Taxes". Under ASC #740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC #740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

<FINANCIALS INDEX>	F-6	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
 August 31, 2009

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America.  The Company has adopted at August 31 fiscal year end.

Stock-based compensation

We follow ASC 718-10, "Stock Compensation", which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options. The Company granted stock awards, at par value, to its officers, directors and advisors for services rendered in its formation. Accordingly, stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

FASB ASC 815-10, Derivatives and Hedging (Prior authoritative literature: FASB SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, issued March 2008 ("SFAS 161"), an amendment of FASB Statement No. 133). FASB ASC 815-10 (SFAS 161) requires enhanced disclosures related to derivative and hedging activities and thereby seeks to improve the transparency of financial reporting. Under FASB ASC 815-10 (SFAS 161), entities are required to provide enhanced disclosure related to (i) how and why an entity uses derivative instruments (ii) how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS. 133"), and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. FASB ASC 815-10 (SFAS 161)must be applied prospectively to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133 for all financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. The adoption of FASB ASC 815-10 (SFAS 161) had no impact on the Company's condensed financial statements.

FASB ASC 105-10, Generally Accepted Accounting Principles (Prior authoritative literature: FASB SFAS No. 165, Subsequent Events ("SFAS 165"), issued May 28, 2009), which establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 105-10 (SFAS 165) is effective for interim or annual financial periods ending after June 15, 2009. The adoption of FASB ASC 105-10 (SFAS 165) did not have a material effect on the company's financial position or results of operations. The Company evaluates subsequent events through the date the accompanying financial statements were issued, which was November 16, 2009.

FASB ASC 105-10-65, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (Prior authoritative literature: FASB SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("SFAS 168"), issued June 2009), establishes the FASB Accounting Standards Codification (the "Codification") as the single source of authoritative nongovernmental U.S. GAAP. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of FASB ASC 105-10-65 (SFAS 168) did not have a material impact on the Company's consolidated financial statements.

<FINANCIALS INDEX>	F-7	<S-1/A4 Table of Contents>

HYDROGEN MOTORS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
 August 31, 2009

NOTE 2. COMMON STOCK

The company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of August 31, 2009, there were 5,293,000 shares of common stock issued and outstanding.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to August 31, 2009 of $ 35,278.

Losses are expected to continue for the immediate future. In addition, the Company's cash flow requirements have been met by the generation of capital through private placements of the Company's common stock and loans.  Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs.  However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it's obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

<FINANCIALS INDEX>	F-8	<S-1/A4 Table of Contents>

PROSPECTUS

Hydrogen Motors, Inc.
643,000 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until [-----], 2010, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

<S-1/A4 Table of Contents>

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933, within the last quarter. Except as stated below, no underwriting discounts or commissions were paid with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

On June 3, 2008, the Company entered into subscription agreement with Olena Sannikova, investor (an "Investor"), pursuant to in which Company issued 200,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $3,000.

On June 4, 2008, the Company entered into subscription agreement with Mariya Stypenko, investor (an "Investor"), pursuant to in which Company issued 250,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $3,750.

On June 4, 2008, the Company entered into subscription agreement with Antonina Rossikhina, investor (an "Investor"), pursuant to in which Company issued 175,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $2,625.

On June 4, 2008, the Company entered into subscription agreement with Nina Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 25,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $375.

On June 5, 2008, the Company entered into subscription agreement with Tayr Usmanov, investor (an "Investor"), pursuant to in which Company issued 240,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $3,600.

On June 5, 2008, the Company entered into subscription agreement with Lyubov Usmanova, investor (an "Investor"), pursuant to in which Company issued 210,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $3,150.

On June 6, 2008, the Company entered into subscription agreement with Mariya Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 125,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $1,875.

On June 9, 2008, the Company entered into subscription agreement with Elena Yaroshenko, investor (an "Investor"), pursuant to in which Company issued 15,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $225.

On June 9, 2008, the Company entered into subscription agreement with Lyubov Sannikova, investor (an "Investor"), pursuant to in which Company issued 15,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $225.

On June 10, 2008, the Company entered into subscription agreement with Andrew Dmitrenko, investor (an "Investor"), pursuant to in which Company issued 150,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $2,250.

On June 10, 2008, the Company entered into subscription agreement with Lyubov Maydanyuk, investor (an "Investor"), pursuant to in which Company issued 3,500 shares of restricted common stock (the "Shares") for an aggregate purchase price of $52.50.

On June 10, 2008, the Company entered into subscription agreement with Oleg Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 20,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $300.

On June 10, 2008, the Company entered into subscription agreement with Stanislav Sinyavskiy, investor (an "Investor"), pursuant to in which Company issued 30,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $450.

On June 10, 2008, the Company entered into subscription agreement with Larisa Orehova, investor (an "Investor"), pursuant to in which Company issued 35,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $525.

On June 10, 2008, the Company entered into subscription agreement with Vitaliy Orehov, investor (an "Investor"), pursuant to in which Company issued 40,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $600.

On June 11, 2008, the Company entered into subscription agreement with Nikolay Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 25,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $375.

On June 11, 2008, the Company entered into subscription agreement with Taras Maydanyuk, investor (an "Investor"), pursuant to in which Company issued 5,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $75.

On June 12, 2008, the Company entered into subscription agreement with Aleksey Ruban, investor (an "Investor"), pursuant to in which Company issued 6,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $90.

On June 12, 2008, the Company entered into subscription agreement with Ekaterina Svetlova, investor (an "Investor"), pursuant to in which Company issued 30,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $450.

On June 12, 2008, the Company entered into subscription agreement with Vladimir Blinov, investor (an "Investor"), pursuant to in which Company issued 30,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $450.

On June 12, 2008, the Company entered into subscription agreement with Vasiliy Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 50,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $750.

On June 14, 2008, the Company entered into subscription agreement with Nataliya Telyatnikova, investor (an "Investor"), pursuant to in which Company issued 7,500 shares of restricted common stock (the "Shares") for an aggregate purchase price of $112.50.

On June 14, 2008, the Company entered into subscription agreement with Zoya Gerasimyuk, investor (an "Investor"), pursuant to in which Company issued 10,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $150.

On June 14, 2008, the Company entered into subscription agreement with Oksana Orehova, investor (an "Investor"), pursuant to in which Company issued 35,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $525.

On June 14, 2008, the Company entered into subscription agreement with Svetlana Klimenko, investor (an "Investor"), pursuant to in which Company issued 40,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $600.

On June 16, 2008, the Company entered into subscription agreement with Rimma Madatova, investor (an "Investor"), pursuant to in which Company issued 45,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $675.

On June 16, 2008, the Company entered into subscription agreement with Anna Ruban, investor (an "Investor"), pursuant to in which Company issued 3,500 shares of restricted common stock (the "Shares") for an aggregate purchase price of $52.50.

On June 16, 2008, the Company entered into subscription agreement with Mariya Ruban, investor (an "Investor"), pursuant to in which Company issued 7,500 shares of restricted common stock (the "Shares") for an aggregate purchase price of $112.50.

On June 16, 2008, the Company entered into subscription agreement with Ruslan Ryabokon`, investor (an "Investor"), pursuant to in which Company issued 25,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $375.

On June 16, 2008, the Company entered into subscription agreement with Pavel Klimenko, investor (an "Investor"), pursuant to in which Company issued 45,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $675.

On June 17, 2008, the Company entered into subscription agreement with Yuriy Kylik, investor (an "Investor"), pursuant to in which Company issued 45,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $675.

On June 17, 2008, the Company entered into subscription agreement with Dmitriy Telyatnikov, investor (an "Investor"), pursuant to in which Company issued 10,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $150.

On June 17, 2008, the Company entered into subscription agreement with Lyudmila Yaroshenko, investor (an "Investor"), pursuant to in which Company issued 10,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $150.

On June 18, 2008, the Company entered into subscription agreement with Yaroslav Maydanyuk, investor (an "Investor"), pursuant to in which Company issued 5,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $75.

On June 19, 2008, the Company entered into subscription agreement with Julia Sinyavskaya, investor (an "Investor"), pursuant to in which Company issued 25,000 shares of restricted common stock (the "Shares") for an aggregate purchase price of $375.

The offer and sale of all Shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.  The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, "United States Person" within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. COMPANY will pay all expenses in connection with this offering.

Commission Registration Fee	$19.00
Printing and Engraving Expenses	$100.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$25,000.00
Miscellaneous	$-

TOTAL	$40,119.00

Exhibits

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

10.1	Patent WO2005033366A1(2)

10.2	Intellectual Property Purchase Agreement (3)

10.3	Agreement on Technology Development (Cooperation) with PromptTech, Ltd.(4)

10.4	Agreement on Technology Development (Cooperation) with National University of Railway Transport (4)

10.5	Agreement on Technology Development (Cooperation) with Dnipropetrovs'k National University, Division of Scientific Research Power Engineering Institute (4)

10.6	Agreement on Technology Development (Cooperation) with Institute for Mechanical Engineering Problems(4)

5.1	Opinion re Legality (5)

23.1	Consent of Registered Certified Public Accountants (5).

23.2	Consent of Legal Counsel (included in Exhibit 5.1 hereto). (5)

(1)	Incorporated by reference to the Exhibits of the same number in the Form S-1 filed by the Company with the Securities and Exchange Commission on November 30, 2008.
(2)	Incorporated by reference to the Exhibits of the same number in the Form S-1/A filed by the Company with the Securities and Exchange Commission on January 30, 2009.
(3)	Incorporated by reference to the Exhibits of the same number in the Form S-1/A filed by the Company with the Securities and Exchange Commission on April 30, 2009.
(4)	Incorporated by reference to the Exhibits of the same number in the Form S-1/A filed by the Company with the Securities and Exchange Commission on August 5, 2009.
(5)	Filed herein.

<S-1/A4 Table of Contents>

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the registrant is relying on Rule 430B (230.430B of this chapter):
A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

<S-1/A4 Table of Contents>

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakton, State of Virginia, on August 5, 2009.

Date: January 5, 2010	Hydrogen Motors, Inc.

	By:	/s/ Dmitry Shvenderman

Dmitry Shvenderman Chief Executive Officer

Date: January 5, 2010	Hydrogen Motors, Inc.

	By:	/s/ Vasyl` Tarasov

Vasyl` Tarasov Chief Technology Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 5, 2010	By:	/s/ Dmitry Shvenderman

Dmitry Shvenderman Chief Executive Officer

Date: January 5, 2010	By:	/s/ Vasyl` Tarasov

Vasyl` Tarasov Chief Technology Officer

<S-1/A4 Table of Contents>